EXHIBIT 99.1

News
For Immediate Release

4 Landmark Square Suite 400
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Contact:
Robert B. Lewis
(203) 406-3160

SILGAN COMPLETES ACQUISITION OF
DISPENSING SYSTEMS BUSINESS

STAMFORD, CT, April 6, 2017 -- Silgan Holdings Inc. (Nasdaq:SLGN), a leading supplier of rigid packaging for consumer goods products, announced today that it has completed its acquisition of the dispensing systems business of WestRock Company (NYSE:WRK).  This business is a leading global supplier of highly engineered triggers, pumps, sprayers and dispensing closure solutions to major branded consumer goods product companies in the home, health and beauty markets.  It operates a global network of 13 plants across North America, Europe, South America and Asia.  This business generated sales of approximately $570 million in 2016.

The purchase price for this acquisition was $1.025 billion, subject to adjustments outlined in the purchase agreement for this acquisition.  The Company funded the purchase price for this acquisition through term and revolving loan borrowings under its senior secured credit facility, including a $800 million delayed draw term loan.

This acquisition is expected to be accretive to the Company's earnings, excluding the impact of the required purchase accounting adjustments.  With this acquisition, Silgan expects to realize operational cost synergies of $15 million within 24 months, primarily through reductions in general and administrative expenses, procurement savings and manufacturing efficiencies.  As a result, this

SILGAN HOLDINGS
April 6, 2017

acquisition will become more accretive as synergies are phased in over the next 24 months.  Silgan will update its earnings guidance for the full year 2017 for this acquisition and its recent debt financing transactions when it announces its earnings results for the first quarter of 2017 on April 26, 2017.
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Silgan is a leading supplier of rigid packaging for consumer goods products with annual net sales of approximately $3.6 billion in 2016.  Silgan operates 100 manufacturing facilities in North and South America, Europe and Asia.  The Company is a leading supplier of metal containers in North America and Europe for food and general line products.  The Company is also a leading worldwide supplier of metal and plastic closures and dispensing systems for food, beverage, health care, garden, home and beauty products.  In addition, the Company is a leading supplier of plastic containers for shelf-stable food and personal care products in North America.

Statements included in this press release which are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934, as amended.  Such forward-looking statements are made based upon management's expectations and beliefs concerning future events impacting the Company and therefore involve a number of uncertainties and risks, including, but not limited to, those described in the Company's Annual Report on Form 10-K for 2016 and other filings with the Securities and Exchange Commission.  Therefore, the actual results of operations or financial condition of the Company could differ materially from those expressed or implied in such forward-looking statements.

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